-------------------------------------------------------------------------------
SEC              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
1746 (11-02)     INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                 UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
-------------------------------------------------------------------------------

                                                    ----------------------------
              UNITED STATES                         OMB APPROVAL
  SECURITIES AND EXCHANGE COMMISSION                ----------------------------
           WASHINGTON, D.C. 20549                   OMB Number:  3235-0145
                                                    ----------------------------
                                                    Expires: December 31, 2007
                                                    ----------------------------
                                                    Estimated average burden
                                                    hours per response . . . 11
                                                    ----------------------------

                                 SCHEDULE 13D/A
                                (AMENDMENT NO. 4)

                    Under the Securities Exchange Act of 1934

                            Flamel Technologies S.A.
--------------------------------------------------------------------------------
                                (Name of Company)

              Ordinary Shares, Nominal Value (Euro) 0.122 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                              ISIN No. FR0004018711
                        (Ordinary Shares) CUSIP 338488109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
--------------------------------------------------------------------------------
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 31, 2007
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).------------------

(1) The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 2 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               O.S.S. Capital Management LP
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               AF
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             0
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 6,346,047
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  0
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             6,346,047
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               6,346,047
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               26.5%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 3 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Oscar S. Schafer & Partners I LP
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             0
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 243,949
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  0
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             243,949
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               243,949
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               1.0%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 4 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Oscar S. Schafer & Partners II LP
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             0
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 2,665,872
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  0
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             2,665,872
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               2,665,872
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               11.1%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 5 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               O.S.S. Overseas Fund Ltd.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             0
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 3,202,226
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  0
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             3,202,226
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               3,202,226
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               13.4%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 6 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               O.S.S. Advisors LLC
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               AF
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             0
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 2,909,821
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  0
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             2,909,821
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               2,909,821
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               12.1%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 7 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Schafer Brothers LLC
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               AF
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             0
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 6,346,047
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  0
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             6,346,047
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               6,346,047
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               26.5%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 8 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Oscar S. Schafer
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               AF
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             50,000
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 6,346,047
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  50,000
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             6,346,047
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               6,346,047
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               26.5%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 9 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Goffe
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        SOURCE OF FUNDS*

               AF
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]

--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                     7       SOLE VOTING POWER

                             50,000
                ----------------------------------------------------------------
NUMBER OF             8      SHARED VOTING POWER
SHARES
BENEFICIALLY                 0
OWNED BY        ----------------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                  50,000
                ----------------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               50,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     [ ]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

               .2%(see Item 5)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 10 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------

          Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (the "AMENDMENT NO. 4") amends the Schedule 13D filed April 2, 2007 (Accession Number 0000902664-07-001362) (the "ORIGINAL 13D"), the amended Schedule 13D filed on April 5, 2007 (Accession Number 0000902664-07-001401) (the "FIRST AMENDED 13D"), the amended Schedule 13D filed on July 18, 2007 (Accession Number 0000902664-07-002300) the "SECOND AMENDED 13D") and the amended Schedule 13D filed on August 24, 2007 (Accession Number 0000902664-07-002703) the "THIRD AMENDED 13D").

          This Amendment No. 4 is being filed by Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "PARTNERSHIPS"), O.S.S. Advisors LLC, a Delaware limited liability company (the "GENERAL PARTNER"), O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS OVERSEAS"), O.S.S. Capital Management LP, a Delaware limited partnership (the "INVESTMENT MANAGER"), Schafer Brothers, LLC, a Delaware limited liability company ("SB LLC"), Mr. Andrew Goffe ("MR. GOFFE") and Mr. Oscar S. Schafer ("MR. SCHAFER" together with the Partnerships, the General Partner, OSS Overseas, the Investment Manager, SB LLC and Mr. Schafer, the "REPORTING PERSONS"), who serves as the senior managing member of the General Partner and SB LLC. This Amendment No. 4 relates to the ordinary shares, nominal value
(euro) 0.122 per share, which are owned in the form of ADSs ("ORDINARY SHARES"), of Flamel Technologies S.A., a SOCIETE ANONYME organized under the laws of the Republic of France (the "COMPANY").

          To the extent permitted by law, each Reporting Person disclaims beneficial ownership of any of the securities covered by this statement.

ITEM 1.   SECURITY AND ISSUER

          Item 1 of the Third Amended 13D is amended and supplemented by adding at the end thereof the following paragraph:

          As set forth more fully in Item 5, between August 23, 2007 and August 31, 2007, the Reporting Persons acquired an additional 195,000 ADSs. As of August 31, 2007, the Reporting Persons beneficially own, in aggregate, 6,346,047 Ordinary Shares, all of which are owned in the form of ADSs.

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 11 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------




ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          Item 3 of the Third Amended 13D is being amended and restated as follows:

          The total amount of funds used by each of the Partnerships and OSS Overseas to purchase the securities of the Company as described herein was furnished from the investment capital of the Partnerships and OSS Overseas, as applicable.

          The  aggregate   purchase  price  of  the  243,949   Ordinary   Shares
beneficially owned by OSS I was $4,805,818, inclusive of brokerage commissions.

          The  aggregate   purchase  price  of  the  2,665,872  Ordinary  Shares
beneficially   owned  by  OSS  II  was   $51,873,564,   inclusive  of  brokerage
commissions.

          The  aggregate   purchase  price  of  the  3,202,226  Ordinary  Shares
beneficially owned by OSS Overseas was $60,984,091, inclusive of brokerage commissions.

ITEM 4.   PURPOSE OF TRANSACTION.

          Item 4 of the Third Amended 13D is being amended and restated as follows:

          The Ordinary Shares acquired on August 31, 2007 were not acquired and additional Ordinary Shares beneficially owned by each Reporting Person are not held, in either case, for the purpose of or with the effect of influencing the control of the Company or in connection with, or as a participant in, any transaction having that purpose or effect.

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 12 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------

ITEM 5.   INTEREST IN SECURITIES OF THE COMPANY.

          Item 5 of the Third Amended 13D is being amended and restated as follows:

                  (a), (b) The following table sets forth the aggregate number and percentage of the outstanding Ordinary Shares beneficially owned by each of the Reporting Persons named in Item 2, as of the date hereof. The percentage of the outstanding Ordinary Shares beneficially owned is based on the 23,990,590 Ordinary Shares (based on calculations made in accordance with Rule 13d-3(d)). The table also sets forth the number of Ordinary Shares with respect to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition, in each case as of the date hereof.

--------------------------------------------------------------------------------
                                                   Number of      Number of
 Reporting Person    Aggregate Number              Ordinary       Ordinary
                     of Ordinary Shares            Shares: Sole   Shares: Shared
                     Beneficially      Approximate Power to Vote  Power to Vote
                     Owned             Percentage  or to Dispose  or to Dispose
--------------------------------------------------------------------------------

 Investment Manager  6,346,047          26.5%      0              6,346,047
--------------------------------------------------------------------------------
 OSS I               243,949            1.0%       0              243,949
--------------------------------------------------------------------------------
 OSS II              2,665,872          11.1%      0              2,665,872
--------------------------------------------------------------------------------
 OSS Overseas        3,202,226          13.4%      0              3,202,226
--------------------------------------------------------------------------------
 General Partner     2,909,821          12.1%      0              2,909,821
--------------------------------------------------------------------------------
 SB LLC              6,346,047          26.5%      0              6,346,047
--------------------------------------------------------------------------------
 Mr. Schafer         6,346,047          26.5%      50,000         6,346,047
--------------------------------------------------------------------------------
 Mr. Goffe           50,000             0.2%       50,000         50,000
--------------------------------------------------------------------------------

Each of the transactions listed above were effected in the open market.

The Investment Manager, the General Partner, SB LLC, Mr. Schafer and Mr. Goffe expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 13 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------

         (c) Except for the transactions set forth below, during the last sixty days the Reporting Persons have effected no transactions with respect to the Ordinary Shares.

------------------------------------------------------------------------------
                                            Number of
                                   Buy or   Ordinary         Price Per
   Reporting Person   Date         Sell     Shares/ADSs      Share/ADS
------------------------------------------------------------------------------
   OSS I              7/17/2007    Buy      6,612            $21.52
------------------------------------------------------------------------------
   OSS I              8/23/2007    Buy      2,004            $11.42
------------------------------------------------------------------------------
   OSS I              8/23/2007    Buy      3,997            $11.50
------------------------------------------------------------------------------
   OSS I              8/31/2007    Buy      7,413            $9.09
------------------------------------------------------------------------------
   OSS I              8/31/2007    Buy      401              $8.86
------------------------------------------------------------------------------
   OSS II             7/17/2007    Buy      71,805           $21.52
------------------------------------------------------------------------------
   OSS II             8/23/2007    Buy      21,759           $11.42
------------------------------------------------------------------------------
   OSS II             8/23/2007    Buy      61,784           $11.50
------------------------------------------------------------------------------
   OSS II             8/31/2007    Buy      80,509           $9.09
------------------------------------------------------------------------------
   OSS II             8/31/2007    Buy      4,352            $8.86
------------------------------------------------------------------------------
   OSS Overseas       7/17/2007    Buy      86,583           $21.52
------------------------------------------------------------------------------
   OSS Overseas       8/23/2007    Buy      26,237           $11.42
------------------------------------------------------------------------------
   OSS Overseas       8/23/2007    Buy      84,219           $11.50
------------------------------------------------------------------------------
   OSS Overseas       8/31/2007    Buy      97,078           $9.09
------------------------------------------------------------------------------
   OSS Overseas       8/31/2007    Buy      5,247            $8.86
------------------------------------------------------------------------------

          (d) The (i) limited partners and the General Partner of the Partnerships and (ii) the shareholders and the advisor of OSS Overseas have the right to participate in the receipt of dividends from, and the proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.

          (e) Not applicable.

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 14 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------

                                   SIGNATURES

          After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 5, 2007

OSCAR S. SCHAFER




By:/s/ Oscar S. Schafer
   --------------------------------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
     By: Schafer Brothers LLC, as General Partner




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
     By: O.S.S. Advisors LLC, as General Partner




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 15 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


OSCAR S. SCHAFER & PARTNERS II LP
     By: O.S.S. Advisors LLC, as General Partner




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member



O.S.S. OVERSEAS FUND LTD.




     By:/s/ Oscar S. Schafer
        ----------------------------
     Name: Oscar S. Schafer
     Title: Director



O.S.S. ADVISORS LLC




By:/s/ Oscar S. Schafer
   ----------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member



SCHAFER BROTHERS LLC




By:/s/ Oscar S. Schafer
   --------------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member

                                 SCHEDULE 13D/A

--------------------------------------------------------------------------------
CUSIP NO.     338488109                                     PAGE 16 OF 16 PAGES
ISIN NO.      FR0004018711
--------------------------------------------------------------------------------


ANDREW GOFFE




By:/s/ Andrew Goffe
   --------------------------------------
     Andrew Goffe, individually